CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIBERTY OILFIELD SERVICES INC.

Liberty Oilfield Services Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That on January 18, 2022 at a meeting of the Board of Directors of said corporation, the Board of Directors duly adopted a resolution proposing to amend, declaring advisable and recommending that the stockholders of said corporation approve, an amendment to Article First of the Amended and Restated Certificate of Incorporation for the purpose of changing the name of said corporation from “Liberty Oilfield Services Inc.” to “Liberty Energy Inc.”
The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the stockholders approve an amendment to Article FIRST of the Company’s Amended and Restated Certificate of Incorporation as follows:
FIRST: The name of the Corporation is Liberty Energy Inc.
SECOND:  That on April 19, 2022 the 2022 Annual Meeting of Stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by said corporation’s Amended and Restated Certificate of Incorporation voted in favor of said amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
FOURTH: That this certificate shall be effective at 12:01 a.m. Mountain Daylight Time on April 25, 2022.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by its duly authorized officer on this 19th day of April, 2022.

LIBERTY OILFIELD SERVICES INC.

By:    /s/ R. Sean Elliott
Name:    R. Sean Elliott
Title:    Vice President, General Counsel and Corporate Secretary